MSGI ANNOUNCES NASDAQ APPROVAL FOR 2-FOR-1 FORWARD STOCK SPLIT

New York, NY, February 16, 2005 - MSGI Security Solutions, Inc. (Nasdaq: MSGI) today announced that it has received consent from Nasdaq for a 2-for-1 forward split. The MSGI Board of Directors approved the forward split last week directly after the Annual Meeting of Stockholders.

Each share outstanding on the date of record will receive one additional share. The date of record will be Tuesday, February 22, 2005. All stockholders on that date will be eligible to participate in the split. The date of distribution of the additional shares will be on Tuesday March 8, 2005. The number of common shares outstanding will increase on that date from 1,865,939 shares to 3,731,878 shares.

Jeremy Barbera, Chairman and CEO of MSGI commented; "The Company recently announced a summary of our second fiscal quarter accomplishments including completed projects for the US Department of Homeland Security, as well as major new business initiatives now underway in both the public and private sector. We are establishing long-term customer relationships and alliances that will yield material financial returns in the years ahead. Our operating companies are continuing to grow and advance strategically. Consequently, the capital structure of MSGI must also evolve to keep pace with the ongoing development of our businesses. The MSGI Board of Directors believes that the stock split will help increase the liquidity of the Company's common stock."

About MSGI
MSGI Security Solutions, Inc. (Nasdaq: MSGI) is an international proprietary solutions provider developing a combination of innovative emerging businesses that leverage information and technology. MSGI is principally focused on the homeland security, public safety and law-enforcement services industry. The Company is headquartered in New York City, and has regional offices in Washington DC; Calgary, Alberta. MSGI acquires material interests in high-growth technology and software development businesses. These firms are led by successful entrepreneurs and experienced management teams that have developed end-to-end client solutions that meet current and emerging market needs.

The Company is currently comprised of two operating companies and a significant unconsolidated investment which collectively deliver a powerful array of strategic synergies for cross-selling and joint product development. MSGI is engaged in an ongoing corporate growth program whose focus is acquisitions, strategic alliances and co-branding relationships in the United States and Europe. More information on MSGI is available on the Company's website at: http://www.msgisecurity.com.